                                                                   Exhibit(2)(1)

                               OFFER TO EXCHANGE

                             OUTSTANDING OPTIONS TO

                      PURCHASE COMMON SHARES, NO PAR VALUE

                                       OF

                                FRONTSTEP, INC.

     Any questions or requests for assistance or additional copies of any documents referred to in the Offer to Exchange may be directed to Daniel P. Buettin, Vice President, Chief Financial Officer and Secretary, Frontstep, Inc., 2800 Corporate Exchange Drive, Columbus, Ohio 43231, telephone: (614) 523-7136, facsimile: (614) 895-2972.

                             ---------------------

                                October 30, 2001

                                FRONTSTEP, INC.

                               OFFER TO EXCHANGE

To Our Employees:

     Frontstep is offering the participants of our stock option plans the opportunity to participate in a voluntary stock option exchange program on the terms described in this document. This program allows eligible Frontstep employees holding options granted pursuant to either,

     - our Non-Qualified Stock Option Plan for Key Employees or

     - our 1999 Non-Qualified Stock Option Plan for Key Employees,

to exchange those options for new options to purchase our common shares. If you believe that such an exchange may be beneficial to you, then you should carefully consider the terms and conditions of this offer set forth in detail in the remainder of this document.

     We have initiated this voluntary stock option exchange program because we are philosophically committed to providing our employees with the opportunity to participate as owners of Frontstep. Over the years, we have issued options to our employees for more than 2,000,000 common shares and today nearly 200 employees participate in our stock option plans. However, in light of the recent stock market volatility, especially for technology stocks, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common shares. This exchange program will give you the opportunity to exchange these outstanding options for new options that will have an exercise price equal to the fair market value of our common shares on the date of grant. It is important to note that this program is not a stock option repricing. A repricing would force us to take a significant charge to earnings and would hinder our financial progress.

     Your new options will be exercisable for the same number of common shares as the old options that you return to us for exchange, unless you are an executive officer of Frontstep. If you are an executive officer, then your new options will be exercisable for that number of common shares which is equal to 80% of the number of common shares exercisable under the old options that you return to us for exchange.

     We anticipate that we will grant the new options on the first business day that is at least six months and one day following the date we cancel the old options accepted for exchange. This is the primary difference of this program from a stock option repricing. We intend to cancel the tendered options on the first business day following the expiration date of the offer. In order to be eligible to receive the new options, you must be an employee of Frontstep or one of our subsidiaries from the date you tender your options for exchange through the date we grant the new options.

     If you choose to participate in this offer, then you may exchange any or all of the options that we have granted to you pursuant to either one of the eligible option plans listed above. You must tender, however, the entire number of shares from any one grant that has been given to you. You may not tender any individual or separate option in part. In addition, if you tender any of your options, then you must also tender all options granted to you during the six months immediately preceding the date when we cancel options tendered and accepted for exchange. We are not conditioning this offer upon a minimum number of options being exchanged by employees, though the offer is subject to the conditions which we describe in Section 6 of this document.

     Each new option will have an exercise price per share equal to the fair market value per share of our common shares on the date of grant. The fair market value per share will equal the average of the highest and lowest prices per share of our common shares as reported on the Nasdaq National Market on the date of grant. If our common shares are not traded on the date of grant, then we will use the next preceding day on which the common shares are traded.

     Each new option will vest over a two year period beginning one year from the date of grant in 2003, when one-half or 50% of each new option will vest and become exercisable. The options will become fully vested and exercisable two years from the date of grant. Each new option will have a term that expires ten years from the date of grant subject to early termination under provisions contained in our forms of stock option agreement.

     Our common shares are quoted on the Nasdaq National Market under the symbol "FSTP." On October 18, 2001, the closing price of our common shares on the Nasdaq National Market was $3.15 per common share.

     BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WHEN WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE HIGHER EXERCISE PRICES THAN SOME OR ALL OF YOUR OPTIONS THAT YOU TENDER FOR EXCHANGE. WE CANNOT PREDICT THE EXERCISE PRICE OF THE NEW OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON SHARES BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. YOU, HOWEVER, SHOULD RECOGNIZE THAT THE CURRENT MARKET PRICE OF OUR COMMON SHARES MAY PROVIDE LITTLE OR NO BASIS FOR PREDICTING WHAT THE MARKET PRICE OF OUR COMMON SHARES WILL BE ON THE GRANT DATE OF THE NEW OPTIONS OR AT ANY TIME IN THE FUTURE.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, WE MAKE NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS FOR EXCHANGE. THE DECISION TO ACCEPT THIS OFFER IS AN INDIVIDUAL ONE THAT SHOULD BE BASED ON A VARIETY OF FACTORS AND YOU SHOULD CONSULT WITH YOUR PERSONAL ADVISORS IF YOU HAVE QUESTIONS ABOUT YOUR FINANCIAL OR TAX SITUATION. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

     You should direct questions about this offer or requests for assistance or for additional copies of this document to:

                               Daniel P. Buettin
             Vice President, Chief Financial Officer and Secretary
                                Frontstep, Inc.
                         2800 Corporate Exchange Drive
                              Columbus, Ohio 43231
             telephone: (614) 523-7136, facsimile: (614) 895-2972.

                                   IMPORTANT

     Regardless of whether you accept or reject this offer, you must complete and sign the Election Form accompanying this document in accordance with its instructions and mail, fax or hand deliver it to Daniel P. Buettin, at the address set forth above, before 5:00 p.m., Eastern Time, on the expiration date for the offer. The currently scheduled expiration date for the offer is November 30, 2001. The offer and withdrawal rights will expire at that time, unless we elect to extend the offer. You will be notified by public announcement of any extension of the expiration date of the offer by 9:00 a.m., Eastern Time, on the first business day following the scheduled expiration date of the offer by means reasonably designed to inform you of the change, such as by press release. If you do not submit a properly completed Election Form by the expiration date of the offer, as originally scheduled or as extended, then we will assume that you have elected not to exchange your options.

     Also accompanying this document is a Change of Election Form. You may change a previously made election by completing the Change of Election Form in accordance with its instructions and mailing, faxing or hand delivering it to Daniel P. Buettin, at the address set forth above. You must submit a properly completed Change of Election Form by 5:00 p.m., Eastern Time, on the expiration date for the offer identified above, or, if we elect to extend the offer, by 5:00 p.m., Eastern Time, on the expiration date as so extended. If you do not submit a properly completed Change of Election Form by that time, then we will assume that the most recent election you have made is still valid.

     We are not making this offer to, and we will not accept any options from, holders in any jurisdiction in which we believe this offer would not comply with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT, THE ELECTION FORM AND CHANGE OF ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION REGARDING OUR EXCHANGE OFFER PROGRAM, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                               TABLE OF CONTENTS

                                                                      PAGE
SUMMARY TERM SHEET.................................................     1
 Q1.   What securities are we offering to exchange?................     1
 Q2.   Why are we making the offer?................................     1
 Q3.   Why don't we simply reprice the current options?............     1
 Q4.   Are there conditions to the offer?..........................     1
 Q5.   Are there any eligibility requirements I must satisfy in         1
       order to receive the new options?...........................
 Q6.   What if I am not an employee when the new options begin to       1
       vest?.......................................................
 Q7.   How many Frontstep common shares will be covered by the new      2
       options that I receive in exchange for options I return?....
 Q8.   When will I receive my new options?.........................     2
 Q9.   Why won't I receive my new options immediately after the         2
       expiration date of the offer?...............................
Q10.   If I tender options in the offer, will I be eligible to          2
       receive other option grants before I receive new options?...
Q11.   What will the exercise price of the new options be?.........     2
Q12.   When will the new options vest?.............................     2
Q13.   Will I have to wait longer to purchase common shares under       3
       my new options than I would under the options I exchange?...
Q14.   If I elect to exchange options, do I have to exchange all of     3
       my options or can I just exchange some of them?.............
Q15.   Will I have to pay taxes if I exchange my eligible options       3
       in the offer?...............................................
Q16.   When does the offer expire? Can the offer be extended, and       3
       if so, how will I know if it is extended?...................
Q17.   What do I need to do now?...................................     3
Q18.   During what period of time may I change my previous              4
       election?...................................................
Q19.   What happens to my options if I do not accept the offer or       4
       if my options are not accepted for exchange?................
Q20.   What happens if Frontstep merges into or is acquired by          4
       another company after I have tendered my options for
       exchange and before the new options are granted?............
Q21.   What do we and our board of directors think of the offer?...     4
Q22.   Who can I talk to if I have questions about the offer?......     5
THE OFFER..........................................................     5
  1.   Number of Options; Expiration Date..........................     5
  2.   Purpose of the Offer........................................     6
  3.   Procedures..................................................     7
  4.   Change of Election..........................................     7
  5.   Acceptance of Options for Exchange and Cancellation and          8
       Issuance of New Options.....................................
  6.   Conditions of the Offer.....................................     9
  7.   Price Range of Common Shares................................    11
  8.   Source and Amount of Consideration; Terms of New Options....    11
  9.   Information About Frontstep.................................    14
 10.   Interests of Directors and Officers; Transactions and           18
       Arrangements about the Options..............................
 11.   Status of Options Acquired by us in the Offer; Accounting       21
       Consequences of the Offer...................................
 12.   Legal Matters; Regulatory Approvals.........................    22
 13.   Material U.S. Federal Income Tax Consequences...............    22

                                                                      PAGE
 14.   Extension of Offer; Termination; Amendment..................    23
 15.   Fees and Expenses...........................................    23
 16.   Additional Information......................................    23
 17.   Forward-Looking Statements; Miscellaneous...................    24
SCHEDULE A -- Information About the Directors and Executive
  Officers of Frontstep, Inc. .....................................    26

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying Election Form and Change of Election Form, because the information in this summary is not complete. We have included references to the relevant sections in this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1.  WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering to exchange all outstanding stock options that are held by current employees of Frontstep or one of its subsidiaries under the Frontstep, Inc. Non-Qualified Stock Option Plan for Key Employees, or the Frontstep, Inc. 1999 Non-Qualified Stock Option Plan for Key Employees. (Section 1, page 5).

Q2.  WHY ARE WE MAKING THE OFFER?

     We, as a company, are philosophically committed to the concept of employees as owners. In light of the recent stock market volatility, especially for technology stocks, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common shares. This program will allow you the opportunity to exchange those options for new options that will have an exercise price equal to the fair market value of our common shares on the date of grant. (Section 2, page 6).

Q3.  WHY DON'T WE SIMPLY REPRICE THE CURRENT OPTIONS?

     "Repricing" existing options would result in variable accounting for those options, which would require us for financial reporting purposes to record additional compensation expense each quarter until the repriced options are exercised, cancelled or expired. (Section 11, page 21).

Q4.  ARE THERE CONDITIONS TO THE OFFER?

     The offer is subject to a number of conditions, including the conditions described in Section 6, beginning on page 9 of this Offer to Exchange. However, the offer is not conditioned on a minimum number of option holders accepting the offer or a minimum number of options being exchanged. (Section 6, page 9).

Q5. ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE NEW OPTIONS?

     Yes. In order to be eligible to receive the new options, you must be an employee of Frontstep or one of our subsidiaries from the date you tender your options for exchange through the date we grant the new options. We will not grant the new options until on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. We intend to cancel the tendered options on the first business day following the expiration date of the offer.

     If you are not an employee of Frontstep or one of our subsidiaries from the date you tender your options for exchange through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that we have accepted for exchange and cancelled. This rule applies regardless of the reason for your termination, including by reason of voluntary resignation, involuntary termination, death or disability. Participation in the offer does not confer upon you the right to remain in the employ of Frontstep or any of our subsidiaries. (Section 1, page 5; Section 8, page 11).

Q6.  WHAT IF I AM NOT AN EMPLOYEE WHEN THE NEW OPTIONS BEGIN TO VEST?

     If you will not be an employee of Frontstep or one of our subsidiaries on the one year anniversary of the grant date in 2003 when the new options begin to vest, the new options will be cancelled and you will lose all of your right to exercise the new options. By contrast, if you do not accept this offer to exchange your options which are partially or fully vested on the date your employment ends, then you generally will be able to exercise those options, to the extent to which they have vested and have not otherwise expired, for a period of 90 days from the end of your employment. (Section 8, page 11).

Q7. HOW MANY FRONTSTEP COMMON SHARES WILL BE COVERED BY THE NEW OPTIONS THAT I RECEIVE IN EXCHANGE FOR THE OPTIONS I RETURN?

     Your new options will be exercisable for the same number of common shares as the old options that you return to us for exchange, unless you are an executive officer of Frontstep. If you are an executive officer, then your new options will be exercisable for that number of common shares which is equal to 80% of the number of common shares exercisable under the old options that you return to us for exchange. (Section 8, page 11).

     Each new option will be granted under our stock option plan which the old option was granted and will be subject to the terms and conditions of that plan and a new stock option agreement between you and us. The new stock option agreement will be substantially the same form as the option agreement or agreements for your current options.

Q8.  WHEN WILL I RECEIVE MY NEW OPTIONS?

     We plan to grant the new options on the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. For example, if we cancel tendered options on December 1, 2001, the business day following the scheduled expiration date of the offer, the grant date of the new options will be on or about June 2, 2002. (Section 5, page 8).

Q9. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

     If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required to record compensation expense against our earnings for financial reporting purposes. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such compensation expense. (Section 11, page 21).

Q10. IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE NEW OPTIONS?

     If we accept and cancel options you tender in the offer, we will defer until the grant date for your new options our grant to you of other options for which you may be eligible prior to the new option grant date. We will defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules. If you do not tender options in the offer, however, we may grant to you options for which you become eligible at any time following the expiration of this offer. (Section 5, page 8).

Q11.  WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

     Each new option will have an exercise price per share equal to the fair market value per share of our common shares on the date of grant. Fair market value per share will equal the average of the highest and lowest prices per share of our common shares as reported on the Nasdaq National Market on the date of grant of the new options. If our common shares are not traded on that day, then we will use the next preceding day on which the common shares are traded.

     Please note that we will not grant new options until at least six months and one day after the date when we cancel the options accepted for exchange. Therefore, it is possible that the new options may have higher exercise prices than some or all of your options that you tender for exchange. We cannot predict the exercise price of the new options. We recommend that you obtain current market quotations for our common shares before deciding whether to tender your options. You, however, should recognize that the current market price of our common shares may provide little or no basis for predicting what the market price of our common shares will be on the grant date of the new options or at any time in the future. (Section 7, page 11).

Q12.  WHEN WILL THE NEW OPTIONS VEST?

     Each new option will vest over a two year period beginning one year from the date of grant in 2003. The first vesting date will be on the one year anniversary of the date of grant in 2003, when 50% of each new option will vest and become exercisable. The second vesting date will be on the two year anniversary of the date of grant in 2004, when the remaining 50% of each new option will vest and become exercisable. Each new option will have a term that expires ten years from the date of grant (in 2012), subject to earlier termination upon your termination as an employee of Frontstep and its subsidiaries as provided in the related stock option agreement. Even if the options you exchange are partially or fully vested, the new options you receive will not be vested and will be subject to a new two year vesting period. (Section 8, page 11).

Q13. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON SHARES UNDER MY NEW OPTIONS THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

     Yes, to the extent your options that you tender for exchange are or will become fully or partially vested prior to the first anniversary of the grant date of the new options in 2003. The new options you receive will not be vested upon grant, even if the options you exchange are fully or partially vested. (Section 8, page 11).

Q14. IF I ELECT TO EXCHANGE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

     You may tender one or more options in their entirety, without tendering all options that you have received. However, you may not tender any individual or separate option in part. In addition, if you elect to tender any option, then you also will be required to tender all options that you have received during the six months immediately prior to the date of this Offer to Exchange. (Section 1, page 5).

Q15.  WILL I HAVE TO PAY TAXES IF I EXCHANGE MY ELIGIBLE OPTIONS IN THE OFFER?

     If you accept the offer, we believe that under current law you will not recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant new options to you. You should consult with your own tax advisor to determine the tax consequences to you of accepting the offer. (Section 13, page 22).

Q16. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

     The offer expires on November 30, 2001, at 5:00 p.m., Eastern Time, unless we extend it. Although we do not currently intend to do so, we may, at our discretion, extend the offer at any time or from time to time. If we extend the offer, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date, by means reasonably designed to inform you of the extension, such as by press release. If we extend the offer, we may delay the acceptance of any new options that have been tendered. (Section 14, page 23).

Q17.  WHAT DO I NEED TO DO?

     Whether you accept the offer or not, you need to make your election and sign the Election Form in accordance with its instructions and mail, fax or hand-deliver it to Daniel P. Buettin, at the address listed above . You should review this offer to exchange and all accompanying documents, which include the Election Form and Change of Election Form, before making your election. We will accept only a paper copy of your Election Form or Change of Election Form. Delivery by e-mail will not be accepted. If we do not receive your Election Form by the time that the offer expires, we will assume that you have rejected the offer to exchange any options. If we change the expiration date of the offer, then you may submit your Election Form or Change of Election Form at any time until the extended expiration of the offer.

     We may reject any options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. If you do not sign and deliver the Election Form properly before the offer expires, it will have the same effect as if you rejected the offer. (Section 3, page 7).

Q18.  DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

     You may change your previous election at any time before 5:00 p.m., Eastern Time, on the expiration date of the offer. If we extend the offer beyond that time, you may change your previous election at any time until the extended expiration of the offer. To change your election, you must mail, fax or hand-deliver a properly completed Change of Election Form to Daniel P. Buettin at the address listed above before the offer expires. You may change your election more than once. (Section 4, page 7).

Q19. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS ARE NOT ACCEPTED FOR EXCHANGE?

     Nothing. If you do not accept the offer, or if we do not accept the options you return, you will keep all of your current options and you will not receive any new options. No changes will be made to your current options. (Section 5, page 8).

Q20. WHAT HAPPENS IF FRONTSTEP MERGES INTO OR IS ACQUIRED BY ANOTHER COMPANY OR ENTITY AFTER I HAVE TENDERED MY OPTIONS FOR EXCHANGE AND BEFORE THE NEW OPTIONS ARE GRANTED?

     The consequence and effect of a merger or acquisition of Frontstep will differ depending upon the timing and form of the transaction.

     If we merge with or are acquired by another entity before the end of the period for accepting the offer, you may withdraw your returned options and have all the rights afforded you to acquire our common shares under the existing agreements evidencing those options.

     If we are acquired in an asset purchase transaction after your returned options are accepted for exchange and cancelled but before the new options are granted, our obligations in connection with the offer would not be automatically assumed by the acquiring entity. Whether or not the obligation to grant the new options is assumed would depend on the terms of the acquisition agreement. While we would seek to make provision for tendering option holders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any new options would be granted by the acquiror in the event of such an acquisition. Therefore, it is possible that you could give up your options and not receive any new options from the acquiring entity.

     If we are merged directly into or with another entity after your returned options are accepted for exchange and cancelled but before the new options are granted, the surviving entity would automatically, by operation of law, assume our obligations with respect to the offer, unless different terms are agreed to in connection with the merger. While we would seek to make provision for tendering option holders in the merger agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any new options would be granted in the event of such a merger. Therefore, it is possible that you could give up your options and not receive any new options. (Section 5, page 8).

Q21.  WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

     Our board of directors has approved this offer for the reasons we have discussed in this Offer to Exchange. However, we make no recommendation as to whether or not you should tender your options for exchange. The decision to accept the exchange offer is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation. You must make your own decision whether to tender your options. (Section 17, page 24).

Q22.  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you should contact:

                               Daniel P. Buettin
             Vice President, Chief Financial Officer and Secretary
                                Frontstep, Inc.
                         2800 Corporate Exchange Drive
                              Columbus, Ohio 43231
                          Telephone No. (614) 523-7136
                          Facsimile No. (614) 895-2972

                                   THE OFFER

1.  NUMBER OF OPTIONS; EXPIRATION DATE.

     We are offering to exchange new options to purchase our common shares in return for outstanding options held by current employees of Frontstep or one of its subsidiaries under our Non-Qualified Stock Option Plan for Key Employees or our 1999 Non-Qualified Stock Option Plan for Key Employees. As of October 18, 2001, options to purchase 1,586,054 common shares of Frontstep were issued and outstanding under these two plans and all of these issued and outstanding options are eligible for exchange.

     You may tender one or more options in their entirety, without tendering all options that you have received. You, however, may not tender any individual or separate option in part. In addition, if you elect to tender any option, then you will be subject to a six-month look back period pursuant to which you will be required to tender all options that you have received during the six months immediately prior to the date of this Offer to Exchange. We intend to cancel the tendered options on the first business day following the expiration date of the offer.

     Our offer is subject to the terms and conditions described in this Offer to Exchange, and the other accompanying forms, including the Election Form and Change of Election Form. We will only accept options that are properly returned and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the offer expires on the "expiration date" as defined below. This offer is not conditioned upon a minimum number of options being tendered.

     Your new options will be exercisable for the same number of common shares as the old options that you return to us for exchange, unless you are an executive officer of Frontstep. If you are an executive officer, then your new options will be exercisable for that number of common shares which is equal to 80% of the number of common shares exercisable under the old options that you return to us for exchange.

     You will receive only one new option, granted pursuant to one new stock option agreement, in exchange for all of the options which you tender under each of our plans. For example, assuming you are not an executive officer of Frontstep, and you tender:

     - one option for 1,000 common shares granted to you under the Non-Qualified Stock Option Plan for Key Employees;

     - one option for 500 common shares also granted to you under the Non-Qualified Stock Option Plan for Key Employees; and

     - one option for 1,000 common shares granted to you under the 1999 Non-Qualified Stock Option Plan for Key Employees.

then you will receive two new options, granted pursuant to two new stock option agreements. The first option will be for a total of 1,500 common shares issued under the Non-Qualified Stock Option Plan for Key Employees. The second option will be for 1,000 common shares issued under the 1999 Non-Qualified Stock Option Plan for Key Employees.

     We will not issue any new options exercisable for fractional shares, and will round up all fractional shares. All new options will be issued under the same option plan pursuant to which the options you exchange were originally issued, and a new option agreement between you and us.

     We plan to grant the new options on the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. If you are not an employee of Frontstep or one of its subsidiaries from the date you tender your options for exchange through the date that we grant the new options, then you will not receive any new options or any other consideration in exchange for your tendered options that we have accepted for exchange and cancelled. Participation in the offer does not confer upon you the right to remain in the employ of Frontstep or one of its subsidiaries. This means that if you quit, die or become disabled, or if we terminate your employment for any reason, prior to the date we grant the new options, you will not receive anything for the options that we have accepted for exchange and cancelled. You also will have no right to the return of any options that we have accepted for exchange.

     The term "expiration date" means 5:00 p.m., Eastern Time, on November 30, 2001, unless and until we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will refer to the latest time and date at which the offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

2.  PURPOSE OF THE OFFER.

     We have initiated the voluntary stock option exchange program because we are philosophically committed to the concept of employees as owners. In light of the recent stock market volatility, especially for technology stocks, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common shares. This program will allow our employees the opportunity to exchange these options for new options that will have an exercise price equal to the fair market value of our common shares on the date of grant.

     Except as otherwise described in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals or negotiations that relate to or would result in:

     - an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     - any purchase, sale or transfer of a material amount of our assets or any assets of our subsidiaries;

     - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     - any changes in our present board of directors or senior management, except that two of our current directors, Larry Liebert and John Tait, are retiring from our Board when their current term expires on November 7, 2001.

     - any other material change in our corporate structure or business;

     - our common shares not being authorized for quotation in an automated quotation system operated by a national securities association;

     - our common shares becoming eligible for termination of registration pursuant to section 12(g) (4) of the Securities Exchange Act;

     - the suspension of our obligation to file reports pursuant to section 15(d) of the Securities Exchange Act;

     - the acquisition by any person of our securities or the disposition by any person of our securities, other than in connection with the option plans; or

     - any change in our articles of incorporation or regulations, or any actions which may make it more difficult for any person to acquire control of us by any person.

     Although our board of directors has approved this offer, we make no recommendation as to whether or not you should tender your options for exchange. The decision to accept the exchange offer is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation. You must make your own decision whether to tender your options.

3.  PROCEDURES.

     Making Your Election. To make your election to accept or reject this offer, you need to sign the Election Form accompanying this Offer to Exchange in accordance with its instructions and mail, fax or hand-deliver it to Daniel P. Buettin, Vice President, Chief Financial Officer and Secretary, Frontstep, Inc., 2800 Corporate Exchange Drive, Columbus, Ohio 43231, (facsimile no. (614) 895-2972) before the offer expires (as described in Sections 1 and 14 of this Offer to Exchange). You should review this Offer to Exchange and all accompanying forms, including the Election Form and Change of Election Form, before making your election. We will only accept a paper copy of your Election Form or Change of Election Form. Delivery by e-mail will not be accepted. If we do not receive your Election Form by the time the offer expires, we will assume that you have rejected the offer to exchange any options.

     The method of delivery of all documents, including the Election Form and Change of Election Form, is at your election and risk. If you deliver by mail, we recommend that you use registered mail with return receipt requested and properly insure the materials. In all cases, you should allow sufficient time to ensure timely delivery.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of common shares subject to options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Change of Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms, Change of Election Forms or returned options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the returned options. Otherwise, we will accept properly and timely returned options that are not validly withdrawn. We may waive any of the conditions of the offer or any defect or irregularity in any Election Form or Change of Election Form with respect to any particular options or any particular option holder. No options will be properly returned until all defects or irregularities have been cured by the option holder returning the options or waived by us. Except in accordance with the next sentence, an Election Form must be executed by the option holder. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of that person to act in that capacity must be indicated on the Election Form. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the return of any options, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Election Forms. Our determination of these matters will be final and binding.

     Our Acceptance Constitutes an Agreement. If you elect to exchange your options and you return your options according to the procedures described above, you will accept the terms and conditions of the offer. Our acceptance of options that are properly returned will form a binding agreement between us and you on the terms and subject to the conditions of this offer.

     Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly returned options that have not been validly withdrawn.

4.  CHANGE OF ELECTION.

     You may only change your election by following the procedures described in this Section 4. We will automatically withdraw any options that you have returned to us for exchange if your employment with us terminates prior to the expiration of this offer. To the extent that those options are vested at the time of your termination, you may exercise those options subject to the terms and conditions of your option agreement for such options.

     You may change your election at any time before 5:00 p.m., Eastern Time, on the expiration date of the offer. If we extend the offer beyond that time, you may change your election at any time until the extended expiration of the offer. You may change your election more than once. In addition, until we accept your returned options for exchange and cancellation, you may withdraw your returned options at any time.

     To change your election, you must mail, fax or hand-deliver a properly completed Change of Election Form to Daniel P. Buettin, at the address listed in the first paragraph of Section 3 above, before the offer expires. You may change your election more than once. We will only accept a paper copy of your Change of Election Form. Delivery by e-mail will not be accepted. If we do not receive a properly completed Change of Election Form by the time the offer expires, then we will assume that your most recent election is still valid.

     Although you may withdraw some or all of your returned options, you may not withdraw any option that you are required to exchange as a result of the six-month look back period discussed in Section 1 above, unless you withdraw all of your returned options.

     Except in accordance with the next sentence, a Change of Election Form must be executed by the option holder. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of that person to act in that capacity must be indicated on the Change of Election Form.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Change of Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Change of Election Forms. Our determinations of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS.

     On the terms and subject to the conditions of this offer and promptly following the expiration date of the offer, we will accept for exchange and cancel all options properly returned and not validly withdrawn before the expiration date. We intend to grant new options for those options properly tendered and accepted for exchange on the first business day that is at least six months and one day following the date we cancel eligible options accepted for exchange. Accordingly, if we cancel options accepted for exchange on December 1, 2001, which is the first business day following the scheduled expiration date of the offer, then we anticipate that new option grants will be made on June 2, 2002.

     If we accept and cancel options you tender in the offer, we will defer until the grant date for your new options our grant to you of other options for which you may be eligible prior to the new option grant date. We will defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules. If you do not tender options in the offer, however, we may grant to you options for which you become eligible at any time following this offer.

     The new options you receive will entitle you to purchase the number of common shares calculated in accordance with the formula set forth in Section 1 and Section 8 of this Offer to Exchange. If you are not an employee of Frontstep or one of our subsidiaries from the time that you tender your options until the time that we grant the new options, then you will not be entitled to receive any of the new options or any other consideration for your old options that we have accepted for exchange and cancelled.

     Acceptance of Options Returned for Exchange. For purposes of this Offer to Exchange, we will be deemed to have accepted options that are validly returned for exchange and are not properly withdrawn when we give oral or written notice to the option holders of our acceptance for exchange of those options. When we accept your returned options for exchange and we cancel those options, you will have no further rights with respect to those options or under their corresponding stock option agreements. By returning options, you agree that the applicable stock option agreements will terminate upon our cancellation of your returned options.

After we accept and cancel returned options for exchange, we will send each option holder who accepted the offer a letter indicating the number of common shares subject to the options that we have accepted and cancelled, the number of common shares that will be subject to the new options and the expected grant date of the new options.

     Status of Options Not Exchanged. All options that you do not choose to return for exchange or which we do not accept for exchange and cancel pursuant to the offer will remain outstanding, and you will continue to hold those options in accordance with their terms.

     Consequences of Frontstep being Acquired. The consequence and effect of a merger or acquisition of Frontstep will differ depending upon the timing and form of the transaction.

     If we merge with or are acquired by another entity before the end of the period for accepting the offer, you may withdraw your returned options and have all the rights afforded you to acquire our common shares under the existing agreements evidencing those options.

     If we are acquired in an asset purchase transaction after your returned options are accepted for exchange and cancelled but before the new options are granted, our obligations in connection with the offer would not be automatically assumed by the acquiring entity. Whether or not the obligation to grant the new options is assumed would depend on the terms of the acquisition agreement. While we would seek to make provision for tendering option holders in the acquisition agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any new options would be granted by the acquiror in the event of such an acquisition. Therefore, it is possible that you could give up your options and not receive any new options from the acquiring entity.

     If we are merged directly into or with another entity after your returned options are accepted for exchange and cancelled but before the new options are granted, the surviving entity would automatically, by operation of law, assume our obligations with respect to the offer, unless different terms are agreed to in connection with the merger. While we would seek to make provision for tendering option holders in the merger agreement, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any new options would be granted in the event of such a merger. Therefore, it is possible that you could give up your options and not receive any new options as a result of a merger.

6.  CONDITIONS OF THE OFFER.

     We will not be required to accept any options returned to us, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options returned to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after the date of this Offer to Exchange and before the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, in any such case and regardless of the circumstances giving rise thereto, including any action or omission by us, the occurrence of the event or events makes it inadvisable for us to proceed with the offer or to accept and cancel options returned to us:

     - any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options, the issuance of new options, or otherwise relates to the offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the offer;

     - any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

      (a) make it illegal for us to, or otherwise restrict our ability to, accept some or all of the tendered options, or to issue some or all of the new options or otherwise restrict or prohibit consummation of the offer or otherwise relate to the offer;

      (b) delay or restrict our ability, or render us unable, to accept the tendered options for exchange and cancellation or to issue new options for some or all of the tendered options;

      (c) materially impair the benefits we believe we will receive from the offer; or

      (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the offer to us;

     - there is:

      (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

      (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

      (c) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

      (d) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

      (e) any significant decrease in the market price of our common shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Frontstep or on the trading in our common shares; or

      (f) any change, development, clarification or position taken in generally accepted accounting principles which could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

     - another person publicly makes or proposes a tender or exchange offer for some or all of our common shares, or an offer to merge with or acquire us, or we learn that:

      (a) any person, entity or "group," within the meaning of section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding common shares, or any new group shall have been formed that beneficially owns more than 5% of our outstanding common shares, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this Offer to Exchange;

      (b) any such person, entity or group that has filed a Schedule 13D or
          Schedule 13G with the SEC on or before the date of this Offer to Exchange has acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding common shares; or

      (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

     - any change occurs in our business, condition (financial or other), assets, income, operations, prospects or share ownership that, in our reasonable judgment, is or may be material to us.

     The conditions to the offer are for our benefit. We may assert them in our discretion before the expiration date and we may waive them at any time and from time to time, whether or not we waive any other condition to the offer. Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

7.  PRICE RANGE OF COMMON SHARES.

     No established trading market exists for options granted under the Non-Qualified Stock Option Plan for Key Employees or under the 1999 Non-Qualified Stock Option Plan for Key Employees, and no established trading market will exist for any of the new options that we may grant pursuant to this offer.

     Our common shares are quoted on the Nasdaq National Market under the symbol "FSTP." The following table shows, for the periods indicated, the high and low sales prices per common share of our common shares as reported by the Nasdaq National Market.

                                                               HIGH     LOW
                                                              ------   ------
Fiscal year ended June 30, 2002
  First Quarter.............................................  $ 4.24   $ 3.14
Fiscal year ended June 30, 2001
  First Quarter.............................................  $10.00   $ 5.31
  Second Quarter............................................    6.88     2.63
  Third Quarter.............................................    7.13     3.13
  Fourth Quarter............................................    3.90     1.89
Fiscal year ended June 30, 2000
  First Quarter.............................................  $12.38   $ 7.88
  Second Quarter............................................   18.50     9.50
  Third Quarter.............................................   32.75    15.25
  Fourth Quarter............................................   20.25     8.13

     As of October 18, 2001, the last reported sale price of our common shares, as reported by the Nasdaq National Market, was $3.15 per common share and there were 7,568,218 common shares issued and outstanding.

     The price of our common shares has been, and in the future may be, highly volatile. The price of our common shares could rise or fall prior to the grant of the new options. We will not grant the new options until a trading date that is at least six months and one day after the date your returned options are accepted and cancelled. The exercise price per share of the new options will equal the average of the highest and lowest prices per share of our common shares as they are reported on the Nasdaq National Market on the date of the grant. If the common shares are not traded on that day, then we will use the next preceding day on which the common shares are traded. As a result, the exercise price per share of the new options may be higher than the exercise price per share of your tendered options. In addition, our common shares thereafter may trade at prices below the exercise price per share of the new options. Depending on the exercise price per share of your tendered options and other factors, your new options may be more or less valuable than your tendered options.

     We recommend that you obtain current market quotations for our common shares before deciding whether to tender your options. You, however, should recognize that the current market price of our common shares may provide little or no basis for predicting what the market price of our common shares will be on the grant date of the new options or at any time in the future.

8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

     Consideration. Your new options will be exercisable for the same number of common shares as the old options that you return to us for exchange, unless you are an executive officer of Frontstep. If you are an executive officer, then your new options will be exercisable for that number of common shares which is equal to 80% of the number of common shares exercisable under the old options that you return to us for exchange. The exact number of option shares that you have now is set forth in the enclosed Election Form. We will not issue any new options exercisable for fractional common shares. Instead, we will round up to the nearest whole number.

     If we receive and accept return of all outstanding eligible options, we will grant new options to purchase a total of 1,586,054 common shares. The common shares issuable upon exercise of the new options will equal approximately 17% of our total outstanding common shares on a fully diluted basis, including those common shares issued and outstanding as of October 18, 2001 and all other securities that are convertible or exercisable into our common shares.

     Terms of New Options. The new options will be issued under the same option plan under which the tendered options were granted and a new option agreement will be executed between Frontstep and each option holder who accepts the offer. Except with respect to:

     - the number of common shares that may be purchased under the option, in the case of executive officers,

     - the exercise price,

     - the date that vesting and exercisability begins,

     - the vesting period,

     - the expiration date.

and as otherwise specified in this offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the tendered options. The terms and conditions of the new options will be substantially similar to one another, regardless of the option plan under which they are issued.

     The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

     The following description of the option plans and the new option agreements are summaries, and are not complete. Complete information about the option plans and the new options is included in the option plans and the new option agreement between you and us. The forms of the new option agreements have been filed with the SEC as exhibits to the Schedule TO. The Non-Qualified Stock Option Plan for Key Employees is filed as Exhibit 10(a) to Frontstep's Annual Report on Form 10-K for the fiscal year ended June 30, 1993 (File No. 0-19024). The 1999 Non-Qualified Stock Option Plan for Key Employees is filed as Exhibit 10(n) to Frontstep's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 (File No. 0-19024). Please contact Daniel P. Buettin, Vice President, Chief Financial Officer and Secretary, Frontstep, Inc., 2800 Corporate Exchange Drive, Columbus, Ohio 43231, telephone: (614) 523-7136, facsimile: (614) 895-2972, to request copies of the option plans or the forms of the new option agreements. Copies will be provided promptly and at our expense.

     General. As of October 18, 2001, the maximum number of common shares we can issue in connection with options granted under the Non-Qualified Stock Option Plan for Key Employees was 2,653,070 and under the 1999 Non-Qualified Stock Option Plan for Key Employees was 600,000. Both option plans permit us to grant only non-qualified stock options, which are options that do not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code. Accordingly, all of the options that are subject to this offer are non-qualified stock options and all of the new options that we may grant pursuant to this offer will be non-qualified stock options.

     Administration. Both option plans are administered by the stock option committee of our board of directors. The committee members are intended to be "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act and "outside directors" for purposes of section 162(m) of the Internal Revenue Code. The committee members are appointed by our board of directors to serve for the terms specified by the board. The board may remove or reconstitute the committee members at any time, subject to the requirements of Rule 16b-3.

     The stock option committee has broad discretion to fashion the terms of options granted under the plans, including the number of common shares subject to each option, the period of each option and the vested rights of each participant in each option. The stock option committee also has authority to choose those employees to whom, and the time or times at which, stock options will be granted. The stock option committee is authorized to construe and interpret the plans, to promulgate, amend and rescind rules and regulations relating to the implementation of the plans and to make all other determinations necessary or advisable for the administration of the plans. Any determination of the stock option committee in connection with the construction, interpretation, administration or application of the plans is final, conclusive and binding on all plan participants and any person validly claiming through the plan participants.

     Term. The term of each option granted under the plans is fixed by the stock option committee at the time of grant, except that no option may permit the purchase of common shares under the option after the tenth anniversary of the date of grant. The new options that we grant pursuant to this offer will expire ten years from the date of grant in 2012.

     Termination. If you are not an employee of Frontstep or one of its subsidiaries from the date you tender your options for exchange through the date that we grant the new options, then you will not receive any new options or any other consideration in exchange for your tendered options that we have accepted for exchange and cancelled. This means that if you quit, die or become disabled, or we terminate your employment for any reason, prior to the date we grant the new options, you will not receive anything for the options that we have accepted for exchange and cancelled. You also will have no right to the return of any options that we have accepted for exchange and cancelled.

     After the grant date of the new options under the terms of our forms of stock option agreement, if you cease to be an employee of Frontstep for cause, then your options will expire and terminate immediately upon termination of your employment. If you cease to be an employee of Frontstep for any other reason, you will have until the earlier of (1) the expiration date of the option, or (2) 90 days from the date of your termination, to exercise the option to the extent to which you otherwise would have been entitled to exercise the option on or prior to the date of your termination. To the extent that you are not entitled to exercise the option prior to the date of your termination, then any outstanding and unexercised option shall immediately lapse and you will have no further rights with respect to it, effective as of the date of your termination.

     Exercise Price. The exercise price of options granted under the plans is determined by the stock option committee, but cannot in any event be less than one hundred percent (100%) of the fair market value of our common shares subject to the option on the date of grant. The plans define fair market value as the average of the highest and lowest prices of our common shares, as reported on the Nasdaq National Market, or, if the common shares were not traded on that date, then on the next preceding day on which the common shares were traded.

     The new options will have an exercise price per share equal to the average of the highest and lowest prices per share of our common shares as reported on the Nasdaq National Market on the new grant date. If the common shares were not traded on that day, then we will use the next preceding day on which the common shares are traded. Because we will not grant new options until at least six months and one day after the date when we cancel the options accepted for exchange, it is possible that the new options may have higher exercise prices per share than some or all of your options that you tender for exchange. We cannot predict the exercise price per share of the new options. We recommend that you obtain current market quotations for our common shares before deciding whether to tender your options. You, however, should recognize that the current market price of our common shares may provide little or no basis for predicting what the market price of our common shares will be on the grant date of the new options or at any time in the future.

     Vesting and Exercise. Our stock option committee has the authority to determine the time or times at which options granted under the option plans may be exercised. Our stock option committee may also accelerate the exercisability of options. Each new option will vest over a two year period beginning one year from the date of grant in 2003. The first vesting date will be on the one year anniversary of the date of grant in 2003, when 50% of each new option will vest and become exercisable. The second vesting date will be on the two year anniversary of the date of grant in 2004, when the remaining 50% of each new option will vest and become exercisable. Accordingly, the new options will be fully vested and exercisable on the second anniversary of the date of grant in 2004. Even if the options you exchange are partially or fully vested, the new options you receive will not be vested on the date of grant and will be subject to a new two year vesting period.

     An option holder may exercise any vested option in accordance with the terms of the plans and the option holder's option agreement, by delivering (1) a notice in writing, in a form specified by our stock option committee, that states the number of common shares subject to the option in respect of which the holder is exercising the option, and (2) a check or cash in full payment of those common shares.

     Non-Transferability of Options. No option granted under the plans may be transferred other than by will or the laws of descent and distribution and a new option may not be exercised during the lifetime of a participating employee except by the employee or by the employee's guardian or legal representative.

     Change in Control. Options granted under the plans become fully exercisable as of the date of a "change in control" event, whether or not then exercisable, except that any option which has been outstanding less than six months on the date of the change in control event does not automatically become exercisable. A "change in control" event is defined in our forms of stock option agreements and includes, among other things, approval of a definitive agreement by our shareholders for a merger or consolidation in which we are not the surviving or continuing corporation, the sale or disposition of substantially all of our assets, and the acquisition by any person or entity (other than a trustee or fiduciary of one of our employee benefit plans) of the beneficial ownership (as defined in Rule 16(a) under the Securities Exchange Act of 1934) or voting control of a percentage of our outstanding common shares which is equal to or greater than the percentage beneficially owned by Lawrence J. Fox, Chairman of our board of directors.

     Adjustments. In the event of any change in our outstanding common shares by stock dividend, stock split, combination, reclassification, recapitalization, merger, reorganization or other similar event, our stock option committee may determine any appropriate adjustments, if any, to be made in the number and exercise price per share of common shares subject to outstanding options granted under the plans, as well as the number of common shares reserved for options which we may grant under the plans at any time in the future.

     Amendment and Termination. We reserve the right, by action of our board of directors, to amend, modify, or terminate either plan at any time. We, however, may not, without prior shareholder approval, increase the total number of common shares subject to options, except pursuant to an adjustment described in the immediately preceding paragraph, materially increase the benefits or materially modify the requirements as to eligibility under the plans.

     Tax Consequences. We may require any person exercising an option to pay us the amount of any taxes that we are required by law to withhold with respect to the exercise of that option. The payment will be due on the date that we are required to withhold taxes. In the event that the payment is not made when due, we will have the right to deduct from any payment of any kind otherwise due to that person from us, all or part of the amount required to be withheld, but only to the extent permitted by law and by Rule 16b-3 of the Securities Exchange Act for persons subject to Section 16 of the Securities Exchange Act.

     You should refer to Section 13 of this Offer of Exchange for a complete discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange.

     Registration of Option Shares. All common shares issuable upon exercise of options under the option plans, including the common shares that will be issuable upon exercise of all new options have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of Frontstep, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

9.  INFORMATION ABOUT FRONTSTEP.

     We are a leading global provider of integrated enterprise software solutions for mid-sized manufacturing and distribution companies and business units of larger companies. Until November 2000, we were known as Symix Systems, Inc. Our name was changed to reflect our increasingly more diverse product offering than we historically offered that redefines the business system needs of mid-market companies as they seek to be more efficient and to collaborate more effectively with their customers and suppliers in an increasingly more competitive and global environment. We have been one of the mid-market leaders in the enterprise software industry for more than 20 years, particularly with manufacturing companies and more recently with distribution companies. We provide our customers with the software products we have developed, professional consulting services associated with the installation of our products and related training for customer personnel.

     The software solutions we provide to our customers include a comprehensive suite of integrated software and services that (1) support the traditional back office management and resources of an enterprise ("ERP"), (2) support customer relationship management ("CRM") and other front office business activities and
(3) support an enterprise's supply chain management activities. The software products associated with each of these solutions typically provide a customer with a comprehensive business system that is usually their primary system. Over the last two years, we have advanced the architecture of these products to include the use of the Internet as a backbone that provides an enterprise the ability to collaborate effectively with their customers and suppliers in a global economy. More specifically, we develop, market and support the following products:

     Extended Enterprise Resource Planning. Traditional ERP applications for discrete manufacturing and industrial distribution with an add-on suite of products that allows for collaborative operations and financial business processes across an entire enterprise with analytical capabilities that turn data into information that support the business management of an enterprise.

     Front Office. A suite of products that foster customer loyalty and retention by combining customer relationship management with order management capabilities such as configuration, advanced pricing and rapid order entry.

     Supply Chain. A suite of products that provide a solution for order management with inventory and capacity visibility and production scheduling based on actual material and capacity constraints. These products allow for dynamic adjustments for unplanned events, exceptions and disruptions.

     Enterprise Application Integration. Open applications architecture that allows for the continued use of legacy systems in a shared, integrated environment with newer, network-centric processes and systems.

     We maintain a worldwide professional services organization of over 200 employees and a network of more than 50 business partners and strategic alliances which offer to our customers a full range of services to support installation and ongoing operations and to maximize the benefits of our software products. These services include, but are not limited to, project management, implementation support, product education, technical consulting, programming and system integration services and ongoing maintenance and product support. We employ our own structured services methodology to manage and support customer implementation.

     We have more than 4,400 customer sites and a worldwide network of 28 offices in 16 countries. Our offices are equipped to provide our services, support our products and, in several countries around the world, translate our products into other languages. As of June 30, 2001,we employed 680 persons of which 213 were employed in international operations. The Company's principal executive offices are located at 2800 Corporate Exchange Drive, Columbus, Ohio 43231,and its telephone number is (614)523-7000.

     Financial Information. The following table sets forth consolidated financial and operations data for Frontstep. The consolidated statements of operations for the years ended June 30, 2001, 2000 and 1999 and the consolidated balance sheets of June 30, 2001 and 2000 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2001. The consolidated financial statements for the year ended June 30, 2001 have been audited by KPMG LLP, independent certified public accountants. The information presented below should be read in conjunction with our consolidated financial statements and related notes. See Section 16 as to how you can obtain copies of our SEC reports that contain the audited financial statements that we have summarized below.

                                FRONTSTEP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        YEAR ENDED JUNE 30,
                                                              ---------------------------------------
                                                                 2001          2000          1999
                                                              -----------   -----------   -----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  License fees..............................................   $ 51,309      $ 57,858      $ 67,423
  Service, maintenance and support..........................     66,977        71,050        61,649
                                                               --------      --------      --------
          Total revenue.....................................    118,286       128,908       129,072
Cost of revenue:
  License fees..............................................     19,972        19,636        18,317
  Service, maintenance and support..........................     36,941        40,352        33,708
                                                               --------      --------      --------
          Total cost of revenue.............................     56,913        59,988        52,025
                                                               --------      --------      --------
Gross margin................................................     61,373        68,920        77,047
Operating expenses:
  Selling, general and administrative.......................     56,007        56,790        56,801
  Research and development..................................     13,332        15,684        10,217
  Amortization of acquired intangibles......................      3,285         3,593         2,140
  Restructuring and other charges...........................     15,156         3,649           835
                                                               --------      --------      --------
          Total operating expenses..........................     87,780        79,716        69,993
                                                               --------      --------      --------
Operating income (loss).....................................    (26,407)      (10,796)        7,054
Interest expense............................................       (623)         (782)         (324)
Other income (expense), net.................................        113          (184)          475
                                                               --------      --------      --------
Income (loss) before income taxes...........................    (26,917)      (11,762)        7,205
Provision for (benefit from) income taxes...................     (2,063)       (1,557)        3,206
                                                               --------      --------      --------
Net income (loss)...........................................   $(24,854)     $(10,205)     $  3,999
                                                               ========      ========      ========
Net income (loss) per common share:
  Basic.....................................................   $  (3.30)     $  (1.38)     $   0.60
                                                               ========      ========      ========
  Diluted...................................................   $  (3.30)     $  (1.38)     $   0.55
                                                               ========      ========      ========
Shares used in computing per share amounts:
  Basic.....................................................      7,535         7,411         6,711
  Diluted...................................................      7,535         7,411         7,264

                                FRONTSTEP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                   JUNE 30,
                                                              -------------------
                                                                2001       2000
                                                              --------    -------
                                                                (IN THOUSANDS,
                                                              EXCEPT SHARE DATA)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,512    $11,868
  Trade accounts receivable, net............................    31,446     36,956
  Prepaid expenses..........................................     3,756      2,610
  Income taxes receivable...................................        47      1,867
  Deferred income taxes.....................................     2,026      1,510
  Inventories...............................................       738        861
  Other current assets......................................       979        988
                                                              --------    -------
                                                                40,504     56,660
Capitalized software, net...................................    15,094     18,329
Intangibles, net............................................     7,911      9,113
Property and equipment, net.................................     7,646      7,986
Other assets................................................     1,438      2,280
                                                              --------    -------
Total assets................................................  $ 72,593    $94,368
                                                              ========    =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $ 15,610    $13,613
  Deferred revenue..........................................    19,067     18,223
  Current portion of long-term obligations..................     1,967      5,476
                                                              --------    -------
                                                                36,644     37,312
Noncurrent liabilities:
  Long-term debt............................................     8,337      3,000
  Deferred income taxes.....................................     2,891      4,167
  Other.....................................................       405        169
                                                              --------    -------
                                                                11,633      7,336
Minority interest...........................................     2,102      2,146
Series A Convertible Participating Preferred Stock, no par
  value.....................................................        --     10,865
Shareholders' equity:
  Series A Convertible Participating Preferred Stock, no par
    value; 1,000,000 shares authorized; 566,933 shares
    issued and outstanding at June 30, 2001; liquidation
    preference $13,606,392..................................    10,865         --
  Common stock; no par value; 20,000,000 shares authorized;
    7,872,418 and 7,807,857 shares issued at June 30, 2001
    and 2000, respectively, at stated capital amounts of
    $0.01 per share                                                 79         78
  Additional paid-in capital................................    37,470     37,216
  Treasury stock, at cost; 304,200 shares...................    (1,320)    (1,320)
  Retained earnings (deficit)...............................   (21,562)     3,292
  Accumulated other comprehensive loss......................    (3,318)    (2,557)
                                                              --------    -------
                                                                22,214     36,709
                                                              --------    -------
Total liabilities and shareholders' equity..................  $ 72,593    $94,368
                                                              ========    =======

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS ABOUT THE OPTIONS; OTHER MATERIAL AGREEMENTS.

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of October 18, 2001, our executive officers as a group beneficially owned options outstanding under both the Non-Qualified Stock Option Plan for Key Employees and the 1999 Non-Qualified Stock Option Plan for Key Employees to purchase 715,000 of our common shares or approximately 45% of the total number of common shares subject to options outstanding under these plans as of that date. Non-employee members of our board of directors are not eligible to be granted options under either of the plans and accordingly hold no options pursuant to these plans.

     Neither we, nor to the best of our knowledge, any of our directors or executive officers, affiliates or subsidiaries, engaged in transactions involving the options or our common shares during the 60 days prior to this Offer to Exchange.

     MATERIAL AGREEMENTS, ARRANGEMENTS AND UNDERSTANDINGS INVOLVING OUR COMMON SHARES.

     On May 10, 2000, we sold 566,933 Series A Convertible Participating Preferred Shares, each without par value, in a private placement to a group of institutional investors for $24.00 per share, or an aggregate of approximately $13.6 million in cash. Each Series A Preferred Share is convertible by the holder, in whole or in part, at any time into two of our common shares, subject to adjustments, at the conversion price of $12.00 per common share, subject to adjustments.

     Also on May 10, 2000, we issued to the investors warrants to purchase 453,546 common shares at an exercise price of $15.00 per share, subject to adjustments. The exercise price of the warrants subsequently were adjusted to $3.36 per common share in connection with the issuance of a warrant to Foothill Capital Corporation, as discussed below. The warrants expire on May 10, 2005 and are exercisable at any time prior to their expiration.

     The investors currently holding the Series A Preferred Shares and warrants described above, include:

     - MSDW Venture Partners IV, L.L.C.;

     - MSDW Venture Partners IV, Inc.;

     - Morgan Stanley Dean Witter Venture Partners IV, L.P.;

     - Morgan Stanley Dean Witter Venture Offshore Investors IV, L.P.;

     - Morgan Stanley Dean Witter Venture Investors IV, L.P.;

     - Fallen Angel Equity Fund, L.P.;

     - Morgan Stanley Dean Witter Equity Funding, Inc.; and

     - Originators Investment Plan, L.P. Originators Investment Plan, L.P. acquired its interest in the Series A Preferred Shares and warrants on November 24, 2000 pursuant, in part, to an Assignment and Assumption Agreement with Morgan Stanley Dean Witter Equity Funding, Inc.

     In connection with the private placement of the Series A Preferred Shares and the warrants, we entered into an Investor Rights Agreement, dated May 10, 2000, with the investors and with Lawrence J. Fox, a principal shareholder and Chairman of the Board of Frontstep. The Investor Rights Agreement was amended on August 15, 2000. The Investor Rights Agreement, as amended, requires us to file a registration statement with the SEC, registering the common shares issuable upon conversion of the Series A Preferred Shares and upon exercise of the warrants for resale by the investors under applicable federal and state securities laws. We also agreed to use our reasonable best efforts to cause the registration statement to become and to remain effective until each investor could sell all of its registrable shares, as defined in the agreement, in compliance with Rule 144 of the Securities Act without restrictions as to volume under Rule 144(k) of the Securities Act.

     Pursuant to the agreement, any investor may transfer its respective registration rights to any other person who acquires at least 51% of the then outstanding common share equivalents held by the investor at the time of the transfer. The Investor Rights Agreement further provides for cross-indemnification of the investors and us and the parties' respective directors, officers, employees, partners, members and affiliates, including any controlling persons, against specific liabilities in connection with the offer and sale of the common shares covered by the registration statement, including liabilities under the Securities Act.

     In compliance with the Investor Rights Agreement, we filed a registration statement on Form S-3 (Registration No. 333-42894) with the SEC registering the common shares, which was declared effective by the SEC on August 25, 2000.

     Other provisions included in the Investor Rights Agreement relate to:

     - restrictions on the transfer of the Series A Preferred Shares, the warrants and the common shares issuable upon conversion of the Series A Preferred Shares and upon exercise of the warrants on the terms specified in the agreement;

     - the rights of the investors to specified information about us;

     - the pre-emptive right of the investors to participate on a pro rata basis in offerings of securities by us; and

     - the right of the investors to sell their common shares on a pro rata basis to any third party purchaser that is offering to acquire our common shares held by Lawrence J. Fox.

     The Investor Rights Agreement also gives the investors specified rights to designate persons to serve on our board of directors. Pursuant to these provisions, Guy de Chazal, who is an appointed representative of the Morgan Stanley investors identified above, and Barry Goldsmith, who is an appointed representative of Fallen Angel Equity Fund, L.P., were appointed to our board of directors on May 10, 2000 and were subsequently re-elected to serve on our board by our shareholders in November, 2000.

     On July 17, 2001, we entered into a credit facility arrangement with Foothill Capital Corporation. In connection with the credit facility arrangement with Foothill, we issued to Foothill a warrant to purchase 550,000 common shares at an initial exercise price of $3.36 per common share. The exercise price of the warrant and the number of common shares issuable upon exercise of the warrant are subject to adjustments from time to time under the anti-dilution provision contained in the warrant. The warrant expires on July 17, 2006 and is exercisable at any time prior to its expiration.

     Also in connection with the credit facility and the issuance of the warrant to Foothill, we entered into a Registration Rights Agreement with Foothill, dated July 17, 2001. The Registration Rights Agreement requires us to file a registration statement to register an amount of our common shares equal to at least 125% of the common shares then issuable upon exercise of the warrant, subject to adjustments, for resale by Foothill under applicable federal and state securities laws. We also agreed to use our best efforts to cause the registration statement to be declared effective by the SEC as soon as practicable, but in no event later than 180 days after the closing date of the loan transaction with Foothill, and to remain effective until all of the registrable shares, as defined in the Registration Rights Agreement, are sold.

     The Registration Rights Agreement further provides that Foothill may transfer its registration rights to any person who is a permitted transferee of the warrant, subject to the terms of the warrant, or of the registrable securities, subject to the terms of the Registration Rights Agreement, other than a transferee that acquires the registrable securities in a registered public offering or pursuant to a sale under Rule 144 of the Securities Act.

     The Registration Rights Agreement further provides for cross-indemnification of Foothill and us and the parties' respective directors, officers, employees, partners, members, shareholders, affiliates, advisers, attorneys and agents and their respective controlling persons, against specific liabilities in connection with the offer and sale of the common shares covered by the registration statement, including liabilities under the Securities Act.

     In compliance with the Registration Rights Agreement, we filed a registration statement on Form S-3 (Registration No. 333-71434) with the SEC to register the common shares on October 11, 2001. The registration statement has not yet become effective.

     In addition to the Non-Qualified Stock Option Plan for Key Employees and the 1999 Non-Qualified Stock Option Plan for Key Employees, each of which is described in Section 8 of this Offer to Exchange, we also maintain the following additional stock option programs:

     - Non-Qualified Stock Option Plan for Key Executives; and

     - Stock Option Plan for Outside Directors.

     The Non-Qualified Stock Option Plan for Key Executives provides for the grant of non-qualified stock options to our executive officers who have demonstrated a capacity for contributing in a substantial measure to our success. The plan currently is administered by our stock option committee, which has the authority to choose the individuals to whom and the time or times at which options are to be granted, the number of common shares subject to each option, the period of each option, the vested rights of each executive officer in his or her options, the exercise price of the options and other terms and conditions identified in the plan. Our stock option committee also has the power to construe and interpret the plan, to promulgate, amend and rescind rules and regulations relating to the implementation of the plan and to make all other determinations necessary or advisable for the administration of the plan.

     Currently, Stephen A. Sasser, our President and Chief Executive Officer, is the only executive officer of Frontstep to whom we have granted options under the plan. We have granted Mr. Sasser options to purchase a total of 400,000 of our common shares under the plan leaving no further options for common shares available for issuance under the plan.

     The Stock Option Plan for Outside Directors provides for the grant of non-qualified stock options to our non-employee directors. The plan provides that we automatically will grant each outside director an option to purchase 20,000 common shares on the second business day after the day the individual is elected or otherwise chosen to serve as an outside director. The exercise price of each option granted under the plan must equal the fair market value of our common shares on the date of grant. Options are exercisable upon grant. The plan currently is administered by our stock option committee which has the authority to construe and interpret the plan, to promulgate, amend and rescind rules and regulations relating to the implementation of the plan and to make all other determinations necessary or advisable for the administration of the plan. Our stock option committee, however, does not have authority to choose who will be eligible for the grant of options under the plan, to set the number of options granted, to set the number of common shares subject to option grants or to set the date and circumstances of grants of options, the term of the options, the period within which the options may be exercised or the exercise price of the options.

     All of our current non-employee directors have been granted options pursuant to the plan, except for Guy de Chazal and Barry Goldsmith, each of whom has waived his right to receive options pursuant to the plan. The directors hold options to purchase a total of 80,000 of our common shares under the plan and 100,000 of our common shares remain available for issuance under the plan.

     We also have an employee stock purchase plan under which eligible participants may purchase our common shares during the annual offering. Under the plan, the purchase price for our common shares is determined by the compensation committee of our board of directors on an annual basis prior to each annual offering. The purchase price may not be less than 90% of the per share fair market value of our common shares on either the effective date of the annual offering or the option date for the offering, whichever is lesser. Our directors and officers are not eligible to participate in the plan. As of December 31, 2000, the plan did not have any more shares available for purchase. Until and unless our compensation committee approves additional common shares to be issued under the plan, the plan will remain inactive.

     OTHER AGREEMENTS WITH OUR EXECUTIVE OFFICERS.

     We have an employment agreement dated July 5, 1995, as amended in April, 1997 and December, 1998, with Stephen A. Sasser, our President and Chief Executive Officer. Mr. Sasser also is one of our directors. The term of the agreement extends to July 5, 2002. The agreement, however, provides for automatic renewal for one additional year each July 4 thereafter unless prior notice of non-renewal is given by us to Mr. Sasser at least 150 days, or by Mr. Sasser to us at least 120 days, before the expiration of the term of the agreement or the then extended term of the agreement.

     Under the agreement, Mr. Sasser agrees to serve as our President and Chief Executive Officer. He further agrees to serve as our director and as an officer and/or director of any of our subsidiaries or affiliates if so elected. The agreement provides for an annual base salary of not less than $272,000 and additional compensation pursuant to a bonus plan approved by the compensation committee of our board of directors with an annual target bonus opportunity of $188,000.

     If Mr. Sasser's employment is terminated as the result of his death or disability, as defined in the agreement, or by us for cause, as defined in the agreement, then he will be entitled to receive his base salary through the date of termination and bonus compensation as provided for under the agreement on a pro rata basis to the extent that we have achieved specified annual targets and objectives. In the event of termination of Mr. Sasser's employment by us other than for cause or disability, in each case, as defined in the agreement, or by Mr. Sasser within one year after a "change in control" of Frontstep, as defined in the agreement, in addition to the prorated base salary and bonus compensation previously described, Mr. Sasser will be entitled to receive an amount equal to his annual base salary, plus an amount equal to the highest bonus earned by him under the terms of the agreement for any fiscal year prior to the date of termination, and other specified benefits.

     The agreement also provides for the grant of two separate options covering 400,000 and 140,000 common shares, respectively, to Mr. Sasser as additional consideration. An option for 400,000 common shares was granted to Mr. Sasser effective in January, 1996. An option for an additional 140,000 common shares was granted to Mr. Sasser in July, 1996 pursuant to the terms of the agreement. Under the agreement, if any of the compensation or other benefits paid to Mr. Sasser upon termination of his employment by us without cause, or upon termination of his employment by Mr. Sasser within a year after a change in control, result in additional tax to him under Section 4999 of the Internal Revenue Code, then we are required to make an additional payment to him so as to provide Mr. Sasser with the benefits he would have received in the absence of the tax. The agreement also requires us to maintain a policy of insurance on Mr. Sasser's life in the amount of $1 million, the proceeds of which policy to be payable upon his death to beneficiaries designated by Mr. Sasser or to his estate if no designation is made.

     Copies of Agreements, Arrangements and Understandings. We have filed copies of each of the agreements, arrangements and understandings identified above under the headings "Agreements Involving our Common Shares" and "Other Agreements with Our Executive Officers" with the SEC in our annual, quarterly and periodic reports and in our other SEC filings. In addition, we have listed the location in those periodic reports and other SEC filings where you can find copies of the foregoing agreements, arrangements and understandings in the
Exhibit Index of the Tender Offer Statement on Schedule TO that we have filed with the SEC and of which this Offer to Exchange forms a part. Please see
Section 16 "Additional Information" for information as to how you can examine and obtain copies of any of these documents.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

     Options we acquire in connection with the offer will be cancelled and the common shares that may be purchased under those options will be returned to the pool of shares available for grants of new options under the option plans without further shareholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common shares are then quoted or listed.

     We are requiring that anyone returning an option for exchange pursuant to this offer also return for exchange all options granted to that option holder during the six month period immediately prior to the date when we cancel options accepted for exchange. If these options were not required by us to be returned for exchange by those participating in the offer, we would be required to record additional stock-based compensation expense because the options would become variable, as described below.

     We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel eligible options tendered for exchange; and the exercise price of all new options will equal the market value of the common shares on the date we grant the new options.

     We may incur compensation expense, however, if we grant any options to a tendering option holder having an exercise price that is less than the exercise price of any eligible options tendered for exchange by that tendering option holder between the date of this offer and the scheduled new option grant date. We will defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules.

12.  LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action, or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged eligible options and to issue new options is subject to conditions, including the conditions described in Section 6.

13.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

     If you exchange outstanding non-qualified stock options for new options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

     At the date of grant of the new options, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

     Under current law, you will not realize taxable income upon the grant of a non-incentive or non-qualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

     If you exchange common shares in payment of part or all of the exercise price of a non-incentive stock option, no gain or loss will be recognized with respect to the common shares exchanged, and you will be treated as receiving an equivalent number of common shares pursuant to the exercise of the option in a non-taxable exchange. The tax basis of the common shares exchanged will be treated as the substituted tax basis for an equivalent number of common shares received, and the new common shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred common shares. The difference between the aggregate exercise price and the aggregate fair market value of the common shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

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

     The subsequent sale of the common shares acquired pursuant to the exercise of a non-incentive stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the common shares plus the ordinary income recognized with respect to the common shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the common shares for more than one year following exercise of the option.

     We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer.

14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We may at any time and from time to time, and regardless of whether any event specified in Section 6 of this offer has occurred or is deemed by us to have occurred, extend the period of time during which the offer is open and delay accepting any options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

     Prior to the expiration date, in order to terminate or amend the offer, we may postpone accepting and canceling any options if any of the conditions specified in Section 6 occur. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4 (f) (5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

     As long as we comply with any applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of eligible options to be exchanged or surrendered in the offer. We may amend the offer at any time by publicly announcing the amendment.

     If we extend the length of time during which the offer is open, we will make a public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by press release.

     If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4 (d) (2) and 13e-4 (e) (3) under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances including the relative materiality of such terms or information. If we decide to take any of the following actions, we will give notice of that action and keep the offer open for at least ten business days after the date of the notification:

     (1) we increase or decrease the amount of consideration offered for the options;

     (2) we decrease the number of options eligible to be exchanged in the offer; or

     (3) we increase the number of options eligible to be exchanged in the offer by an amount that exceeds 2% of the common shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

15.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange their options under this Offer to Exchange.

16.  ADDITIONAL INFORMATION.

     This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your eligible options:

     (a) our annual report on Form 10-K for our fiscal year ended June 30, 2001, filed with the SEC on September 28, 2001, including the information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2001 annual meeting of stockholders, filed with the SEC on September 28, 2001;

     (b) the description of our common shares included in our registration statement on Form 8-A, dated February 12, 1991, as amended.

     The SEC file number for these filings is 0-19024. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

     450 Fifth Street, N.W.              500 West Madison Street
            Room 1024                          Suite 1400
     Washington, D.C. 20549              Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Our common shares are quoted on the Nasdaq National Market under the symbol "FSTP," and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

     We also will provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon the written or oral request of such person, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents, unless the exhibits are specifically incorporated by reference into the documents. Requests should be directed to:

                                Frontstep, Inc.
                            Attn: Daniel P. Buettin
                         2800 Corporate Exchange Drive
                              Columbus, Ohio 43231
                         Telephone No.: (614) 523-7126
                         Facsimile No.: (614) 895-2972

between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time.

     As you read the documents listed in Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about Frontstep should be read together with the information contained in the documents to which we have referred you.

17.  FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

     This Offer to Exchange and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties that include, among others, statements regarding future economic performance of Frontstep and the plans, objectives and expectations of Frontstep's management. The words "expect," "anticipate," "intend," "plan," "believe," "estimate" and similar expressions identify forward-looking statements. These statements provide current expectations and forecasts of future events and are subject to certain risks and uncertainties, known and unknown, that could cause actual results to differ materially from those reflected in the forward-looking statements.

     Although Frontstep believes that the plans, objectives and expectations reflected in or suggested by the forward-looking statements are based upon reasonable assumptions, no assurance can be given that such plans, objectives or expectations will be achieved. In some cases, information regarding certain important factors that could cause actual results to differ materially from a forward-looking statement appear together with such statement. Other risk factors are detailed in the Frontstep's filings with the SEC, including our Annual Report on Form 10-K for the year ended June 30, 2001. Frontstep is not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

     If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

     Our board of directors recognizes that the decision to accept the exchange offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this offer from Frontstep is limited to this Offer to Exchange and the accompanying Election Form and Change of Election Form.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT, THE ELECTION FORM AND CHANGE OF ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION REGARDING OUR EXCHANGE OFFER PROGRAM, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                          FRONTSTEP, INC.

October 30, 2001

                                   SCHEDULE A

                      INFORMATION ABOUT THE DIRECTORS AND
                     EXECUTIVE OFFICERS OF FRONTSTEP, INC.

     The directors and executive officers of Frontstep, Inc. and their positions and offices as of October 18, 2001, are set forth in the following table:

                  NAME                             POSITIONS AND OFFICES HELD
                  ----                             --------------------------
Lawrence J. Fox..........................   Chairman of the Board
Roger D. Blackwell.......................   Director
Guy de Chazal............................   Director
Barry Goldsmith..........................   Director
Larry L. Liebert.........................   Director
James A. Rutherford......................   Director
John T. Tait.............................   Director
Duke W. Thomas...........................   Director
Stephen A. Sasser........................   President, Chief Executive Officer and
                                            Director
Daniel P. Buettin........................   Vice President, Chief Financial Officer
                                            and Secretary
Lawrence W. DeLeon.......................   Executive Vice President, Frontstep
                                            Worldwide Field Operations
Jorge L. Lopez...........................   Vice President, Corporate Development and
                                            Strategic Planning
Stephen A. Yount.........................   Executive Vice President, Business
                                            Development and Channel Operations
Daryll L. Wartluft.......................   Executive Vice President, Frontstep
                                            Product Group
Robert D. Williams.......................   Vice President, Human Resources
Carolyn J. Morris........................   Vice President, Marketing

     The address of each director and executive officer is: c/o Frontstep, Inc., 2800 Corporate Exchange Drive, Columbus, Ohio 43231.

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